NATIONAL INVESTMENT MANAGERS INCORPORATED
(212) 389-7835 Steven J. Ross, CEO


                                                           FOR IMMEDIATE RELEASE


   NATIONAL INVESTMENT MANAGERS INC. CLOSES ACQUISITION OF THREE SUBSIDIARIES
                       OF FLORIDA-BASED LAMCO GROUP, INC.
             Transaction Provides Footprint into Southeast US Market


NEW YORK,  NY,  October 5, 2006 -- National  Investment  Managers  Inc. (OTC BB:
NIVM), a nationally-operated and regionally-based retirement plan administration and investment management company, announced today that it has closed on the acquisition of three units of the LAMCO Group, Inc., based in Orlando, Florida, with offices in Jacksonville, Florida, Providence, Rhode Island and New York, New York. The transaction was valued at $4.7 million, with $3.2 million paid in cash and the balance in stock.

The subsidiaries are Lamoriello & Co., Inc., Circle Pension, Inc. and Southeastern Pension Services, Inc. Collectively, they serve approximately 1,000 plans with 25,000 plan participants and have $1.1 billion in assets under administration.

Steven Ross, CEO of National Investment Managers, said, "We are excited with the addition of these LAMCO Group units, which as a group comprise our sixth acquisition since our company embarked on its two-pronged expansion strategy of acquisition and organic growth. This brings our assets under administration to over $6 billion. These LAMCO subsidiaries give us access to the Southeast region, a market we have not yet serviced, and provide us with a significant new dimension to our operations."

Ross added, "LAMCO also has proprietary technology that we believe has applications across our business, and will allow our present and future operations to function more efficiently. Moreover, Nick Lamoriello, who founded LAMCO in 1976, has an extremely talented staff. The depth of personnel should not only ensure the continued success of the LAMCO units, but also provide talent and experience to support operations beyond the LAMCO units."

Ross concluded, "Although unique in certain ways, the LAMCO companies are, in some respects, typical of the kind of acquisition we intend to make in the coming months. The founders are well-known and well-regarded in the community, and the companies serve their clientele in a very personal and intimate way. They retain an ownership stake in their practice through their stock ownership in National Investment Managers, and their LAMCO unit brand will be unchanged."

Nick Lamoriello, president of the acquired companies, said, "We are very pleased to be part of National Investment Manager's growing business model, which will enable us to offer our clients an even broader range of services than before. Having built this business over the course of three decades, we have more than a financial interest in this company. We have a personal attachment, and we believe that National Investment Managers has figured out how to reconcile the pragmatic business concerns and the personal factors."

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The member firms of National Investment Managers provide pension  administration services, retirement planning, defined benefit services, asset preservation, general insurance and asset management services. In addition to the markets mentioned above, wholly-owned subsidiaries of National Investment Managers are also based in Horsham, PA; Haddonfield, NJ; North Attleboro, MA; Valley Forge, PA; Los Angeles, CA; Seattle, WA; Portland OR; Bend, OR; and White Plains, NY.

About National Investment Managers Inc.
National Investment Managers Inc. is a holding company and a consolidator of pension plan administration, investment management and insurance businesses. Its strategy includes a custom-tailored acquisition formula for each acquired business, which allows local and regional entities to retain their autonomy while benefiting from the reach that a national presence offers. In addition, the Company's approach offers entrepreneurs in these businesses an exit strategy suited to their specific needs. National Investment Managers targets businesses with stable cash flows and high operating margins to ensure successful integration of operations once a sale is concluded. Acquired companies continue to operate under their own brands, usually with minimal staff turnover to ensure that relationships of many years' standing are not disrupted. At the same time, these formerly small businesses can cross-sell related financial services under the National Investment Managers umbrella and enjoy administrative and other support from around the country.



Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company's future prospects. They are based on the Company's current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to raise capital, identify and complete acquisitions, integrate the acquired businesses, improve upon the operations of the acquired business units, and generate cash and profits. Further information about these and other relevant risks and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.



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